Exhibit 99.2
                                                     Contacts:
                                                     Rachael Scherer
                                                     Investor Relations
                                                     612/514-4971

                                                     Diana Campau
                                                     Public Relations
                                                     612/514-4920


F O R   I M M E D I A T E    R E L E A S E

             MEDTRONIC BOARD APPROVES TENTH TWO-FOR-ONE STOCK SPLIT
                           AND DECLARES CASH DIVIDEND

         MINNEAPOLIS, MN, August 25, 1999 -- Medtronic, Inc. (NYSE: MDT), announced at its annual meeting of shareholders today that the board of directors had approved a two-for-one split in the company's common shares in the form of a 100 percent stock dividend. The board also approved a quarterly cash dividend of $0.04 cents per common share of the company's stock on a post-split basis.
         The board's two-for-one stock split action was contingent on shareholder approval -- received at the meeting -- of an increase in the company's authorized shares from 800 million to 1.6 billion. The company has approximately 586 million common shares outstanding and no preferred shares outstanding. The stock split will apply to shareholders of record at the close of business on September 10, 1999, who will receive one additional share for each share then held. Distribution is expected to be made on September 24, 1999.
         Medtronic stock was first publicly traded in June, 1960, at $1.75 a share. The action announced today is the tenth two-for-one split since that time.
         The quarterly cash dividend is payable on October 29, 1999 to shareholders of record at the close of business October 8 and reflects the two-for-one stock split.
         Medtronic, Inc., headquartered in Minneapolis, is the world's largest leading medical technology company, specializing in interventional and implantable therapies that restore health, extend life and alleviate pain. Its Internet address is www.medtronic.com.
                                       -0-